UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Thomas & Betts Corporation
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Set forth below is a copy of the transcript of a conference call with employees of Thomas & Betts Corporation (“Thomas & Betts”) first used or distributed by Thomas & Betts after 5:30 p.m. Eastern Time on February 22, 2012, relating to the proposed merger of Thomas & Betts and a subsidiary of ABB Ltd.

THOMAS & BETTS

Moderator: Dominic Pileggi
January 30, 2012
9:00 am CT

Peggy Gann  ...recorded and will be available for replay later. And so for that reason please do not use your individual recording devices or photography devices including smartphones during the meeting this morning. All right.

The other thing is there is a dial in conference call that's going on so we have people that are listening in. But it - they will not be able to, you know, join us for any questions. All right.

So with that, I want to introduce or turn the podium over to Dominic Pileggi.

Dominic Pileggi:  Good Morning.

(Crosstalk)

Dominic Pileggi:  What's new? I guess you're wondering why we're here. Well today's Tricia's birthday. So happy birthday Tricia. Anyway I think this is a great day and I just ((voice/sound cuts out on recording)) and again thanks for joining us especially with the short notice.

But as you've no doubt heard, late last night we announced that Thomas & Betts has agreed to be acquired by ABB, which is a $32 billion dollar power and automation technology company based in Zurich, Switzerland.

Can everyone hear me okay by the way? Can you hear me? This is a terrific opportunity for us to continue to grow Thomas & Betts and will, I sincerely believe, offer significant benefits to you our employees as well as our customers, distributors and our stakeholders.

Thomas & Betts and ABB is really a great match. Our product portfolios complement each other very well with very little overlap. Our geographic footprints complement each other and our corporate cultures complement each other.

ABB as I mentioned is a global leader and a highly respected organization, a key point of their growth strategy including enhancing their North American footprint.

So they approached Thomas & Betts about doing a deal because we ((voice/sound cuts out on recording)) position ((voice/sound cuts out on recording)) Canadian electrical markets, strong brands and high quality products and an experienced and talented employee base that has proven it can execute and execute well throughout this economic cycle. So hats off to all of you for that.

I'm also delighted to tell you that Thomas & Betts combined with ABB's North American low voltage products business will become a new global business unit for ABB which will be led by T&B's management team and we're all staying right here in Memphis.

So our structure, our strategic initiatives, our management team will remain in place. I think this is excellent news for the company, for our employees and for the city of Memphis. So let me tell you a little bit more about ABB, why we believe this merger makes sense and how it affects you.

ABB offers a broad range of products, systems, solutions and services designed to improve power and grid reliability, increase industrial productivity and enhance energy efficiencies.

Their global sales were $32 billion dollars in 2010 and they employ approximately 130,000 people worldwide. Their North American business is about $5 billion dollars and it's headquartered in Raleigh, North Carolina.

Our product portfolio ((voice/sound cuts out on recording )) and to ((voice/sound cuts out on recording)) our low voltage electrical component portfolio creates a powerhouse with unparalleled global scale, resources and relevancy to customers and distributors.

Our products are largely distributed through the same channels, which means significant benefit to the distributors as we add ABB's products to our leading TNB's one order, one shipment, one invoice logistics model.

Likewise TNB's products will be distributed by ABB through ABB's extensive global network giving us an immediate and significant presence in key geographic regions that would be difficult for us to accomplish on our own. In addition, our steel structure and HVAC businesses will broaden ABB's offerings as it relates to their core power and automation businesses.

And as with any deal, you know, of this nature, I'm sure you'll have a lot of questions regarding ABB, the benefits, et cetera. and all of this will be answered in time. So I ask you to just be patient.

Until the transaction closes, which we expect should be in about 90 to 120 days, we'll continue operating as independent companies. In other words, it's business as usual for the time being. We will continue to communicate with you as relevant developments occur.

Now we spent a lot of time getting to know ABB, its management team, its operating philosophy over the past several months. It's truly hard to imagine a more complementary opportunity that will preserve the intrinsic strengths of Thomas & Betts while significantly accelerating our global growth.

ABB is very well managed, shares our customer centric culture and is fully committed to being a leader in the new low voltage business in North America as well as around the world.

I can also assure you that ABB's decision to purchase Thomas & Betts was not just based on our great products, our industry leading technological capabilities or our unique fast cycle logistics model. They also recognized the significant value that our high quality experienced committed employees bring to the table.

They're also committed to ensuring that the transition respects Thomas & Betts' distinct heritage and maintains the company's commitment to the communities in which it operates.

So this transaction is all about growth for T&B and ABB both. While ABB expects to achieve cost savings over time, these are expected to come from sourcing and related initiatives, not through a wide scale elimination of jobs.

They appreciate the T&B runs lean and mean and there's no overlap in our product offerings. In fact we expect the merger will create significant opportunities for T&B employees as part of a much larger and financially strong global organization.

ABB has a strong track record of successfully and seamlessly integrating acquisitions. This was demonstrated by its recent acquisition of Baldor products in 2010, which is located right across the river in Arkansas.

I hope you agree that this is a very exciting opportunity and in the best interest of Thomas & Betts. One of the most important things we can all do during this time of transition is to maintain our focus and to continue to deliver the quality and service our customers and distributors partners have to expect from Thomas & Betts.

Again, my sincere thanks to you for your continued hard work and support. And again, my apologies for getting you together on such short notice and not giving you chairs.

Couple of minutes before we have to get on ((voice/sound cuts out on recording )) if anyone ((voice/sound cuts out on recording)) a question or two. And as I mentioned, if not, all ((voice/sound cuts out on recording)). You know, we have a communications plan that'll be ((voice/sound cuts out on recording )) very, very good day as our company ((voice/sound cuts out on recording)). Something that's great for, as I mentioned our company, our shareholders, our city.

That's ((voice/sound cuts out on recording)), so. That's it. Okay. Well thank you for coming down. Bye bye.

END

FORWARD-LOOKING STATEMENTS:

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in the operations, business, economic and political environment of Thomas & Betts Corporation (“Thomas & Betts”). Forward-looking statements may be identified by the use of words such as “achieve,” “should,” “could,” “may,” “anticipates,” “expects,” “might,” “believes,” “intends,” “predicts,” “will” and other similar expressions. These statements are based on the current expectations and beliefs of Thomas & Betts, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that Thomas & Betts and ABB Ltd (“ABB”) may be unable to obtain shareholder or regulatory approvals required for the merger; 2) the risk that a condition to closing of the proposed transaction may not be satisfied; 3) Thomas & Betts’ and ABB’s ability to consummate the proposed merger, including the financing thereof; 4) the businesses may suffer as a result of uncertainties surrounding the merger; 5) the ability of Thomas & Betts to retain and hire key personnel and maintain relationships with providers or other business partners; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in the Securities and Exchange Commission (the “SEC”) reports filed or furnished by Thomas & Betts and ABB. In addition, any statements regarding Thomas & Betts’ projected 2012 sales and earnings; the future demand for Thomas & Betts’ products and services, including the present spending trends by our customers; and Thomas & Betts’ future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact, constitute forward-looking statements. Such forward-looking statements are based on Thomas & Betts’ current expectations and beliefs and involve a number of risks and uncertainties that are difficult to predict and that may cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the availability and cost of raw materials; changes in customer demand; loss of key personnel; changes in customer credit; changes in laws or governmental policies; interest rate and foreign currency exchange rate fluctuations; changes in tax regulations and laws; changes in generally accepted accounting principles; and changes in business, political or economic conditions due to the threat of future terrorist activity or acts of war in the U.S. or other parts of the world. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Thomas & Betts’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 17, 2012, as well as other filings Thomas & Betts makes with the SEC.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Thomas & Betts. Thomas & Betts assumes no obligation and expressly disclaims any duty to update information contained in this filing except as required by law.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This communication may be deemed to be solicitation material in respect of the proposed merger between Thomas & Betts and a subsidiary of ABB. In connection with the proposed merger, Thomas & Betts has filed a preliminary proxy statement and will file a definitive proxy statement with the SEC. The information contained in the preliminary filing is not complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed merger. The definitive proxy statement will be mailed to the shareholders of Thomas & Betts seeking their approval of the proposed merger. Thomas & Betts’ shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Thomas & Betts Corporation, 8155 T&B Boulevard, Memphis, TN, 38125, Attention: General Counsel. In addition, the preliminary proxy statement is available and the definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Thomas & Betts on its website at www.tnb.com.

Thomas & Betts and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Thomas & Betts shareholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Thomas & Betts directors and executive officers by reading Thomas & Betts’ proxy statement for its 2011 annual meeting of shareholders, which was filed with the SEC on March 11, 2011. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed by Thomas & Betts with the SEC in connection with the proposed merger when they become available.